Exhibit 10.21

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of August 10, 2021, by and between Renren, Inc., a foreign corporation, (“COMPANY”), and Christian Palmer, an individual (“EXECUTIVE”). The COMPANY and EXECUTIVE are independently referred to herein as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS COMPANY and EXECUTIVE deem it to be in their respective best interests to enter into an agreement providing for COMPANY's employment of EXECUTIVE pursuant to the terms herein stated.

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, it is hereby agreed as follows:

1.Term. COMPANY hereby employs and EXECUTIVE hereby accepts employment with COMPANY on or about August 31, 2021 (“Start Date”) and continuing until terminated as set forth in Paragraph 6 herein. (“Term”).

2.Duties of EXECUTIVE. EXECUTIVE’s position with the COMPANY will be Chief Financial Officer (“CFO”). EXECUTIVE will report directly to the Chief Executive Officer and shall do and perform all services, acts, or things reasonably necessary or advisable to accomplish the objectives of the COMPANY’s Chief Executive Officer and the COMPANY’s Board of Directors.

3.Devotion of Time to COMPANY's Business. EXECUTIVE shall be a full-time executive of COMPANY and shall devote such substantial and sufficient amounts of his productive time, ability, and attention to the business of COMPANY during the Term of this Agreement as may be reasonable and necessary to accomplish the objectives and complete the tasks assigned to EXECUTIVE. EXECUTIVE may devote reasonable time to activities other than those required under this Agreement, including activities involving professional, charitable, community, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations and similar types of activities to the extent that such activities do not inhibit or prohibit the performance of services under this Agreement.

4.Uniqueness of Services. EXECUTIVE hereby acknowledges that the services to be performed by him under the terms of this Agreement are of a special and unique value. Accordingly, the obligations of EXECUTIVE under this Agreement are non-assignable.

5.Compensation of EXECUTIVE.

a.    Base Annual Salary. Subject to other specific provisions in this Agreement, as compensation for services hereunder, EXECUTIVE shall receive a base annual salary of $275,000 (“Base Annual Salary”) payable in accordance with the COMPANY’s ordinary payroll practices. During the company’s customary annual performance and raise cycle, EXECUTIVE’s Base Annual Salary and Incentive Bonus (Section 5.b.) will be reviewed and may be increased by the COMPANY’S CEO and / or Board of Directors or a Compensation Committee of the Board.

b.    Incentive Bonus. EXECUTIVE shall be eligible for an annual incentive bonus, with a payout target equal to 40% of Executive’s Base Annual Salary, each fiscal year during the term of EXECUTIVE’s Employment under this Agreement based upon the achievement of certain objective or subjective criteria established by the Board, the Compensation Committee, and/or the senior management of the COMPANY (each, an “Incentive Bonus”). EXECUTIVE’s eligibility to earn an annual Incentive Bonus and the target amount of such bonus shall be subject to the COMPANY’s performance metrics including revenue, profit, and business growth, together with team performance and individual performance, which will be set and communicated in detail after on-boarding. Any Incentive Bonus for a fiscal year shall be paid no later than two and one half (2½) months after the close of that fiscal year provided EXECUTIVE is employed by the COMPANY at the end of the fiscal year. For the year 2021, any Bonus shall be prorated based on the number of months worked. For example, if EXECUTIVE works four (4) months of fiscal year 2021, EXECUTIVE will be eligible for 33 1/3% of EXECUTIVE’s eligible Incentive Bonus.

c.    Business Expenses. COMPANY will reimburse EXECUTIVE for all reasonable business expenses directly incurred in performing EXECUTIVE’s duties and promoting the business of COMPANY. All expenses claimed are subject to review and approval. Records must be maintained and submitted for any expenses to be reimbursed - including destination for auto mileage totals and receipts for all other items. Use of personal automobile for company business will be reimbursed at the applicable IRS rate in effect per mile.

d.    Vacation. EXECUTIVE shall be entitled paid time off (PTO), as well as all national holidays recognized per the COMPANY’s employee handbook.

e.    Employee Benefits. During EXECUTIVE’s Employment, EXECUTIVE shall be eligible to participate in the employee benefit plans maintained by the COMPANY and generally available to similarly situated employees of the COMPANY, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.

f.    Equity. The Board of Directors has approved, effective as of and subject to EXECUTIVE’s commencement of employment with the

COMPANY, an equity award under the COMPANY’s 2021 Stock Incentive Plan (the “Plan”). Upon the start of EXECUTIVE’s employment, EXECUTIVE will receive RSUs (Restricted Stock Units) equivalent to 0.6% of the total outstanding shares of the COMPANY. EXECUTIVE’s RSUs will be granted based on EXECUTIVE’s official start date of joining the COMPANY (the “Grant Date”). The RSUs will vest over four (4) years as follows: i)12.5% after the 1st six months of continuous employment (“vesting cliff”), ii) 1/42 of the shares monthly thereafter on the same day of the month as the Start Date (or the last date of the month if such date does not exist), for a total vesting period of 42 months, subject to EXECUTIVE’s Continuous Service Status through each vesting date. EXECUTIVE will be responsible for payment of any income tax incurred for above mentioned total remuneration, under EXECUTIVE’s employment with the COMPANY. EXECUTIVE also agrees that the COMPANY may withhold payment due to EXECUTIVE both during EXECUTIVE’s employment and upon termination of  EXECUTIVE’s employment with the COMPANY as required in accordance normal withholding requirements.

6.Termination of Employment.

a.    Employment at Will. The employment relationship is terminable “at will”, which means that either EXECUTIVE or the COMPANY may terminate EXECUTIVE’s employment at any time, for any or no reason, without further obligation or liability with at least thirty (30) days’ notice.

b.    Rights Upon Termination. Subject to Section 7 below, upon the termination of EXECUTIVE’s Employment, EXECUTIVE shall only be entitled to the compensation and benefits earned and the reimbursements described in this Agreement for the period preceding the Start Date of the termination.

7.Severance Pay.

a.    General Release. Any other provision of this Agreement notwithstanding, Subsections 7(b) and 7(c) shall not apply unless EXECUTIVE (i) has returned all COMPANY property in EXECUTIVE’s possession, and (ii) has executed a general release of all claims (the “Release”) that EXECUTIVE may have against the COMPANY or persons affiliated with the COMPANY in a form prescribed by the Company. The Release must be in the form that is reasonably acceptable to EXECUTIVE and the COMPANY. The COMPANY shall deliver the Release to the EXECUTIVE within ten (10) business days of after the EXECUTIVE’S Separation (as defined below).

b.    Severance Pay  Not  in  Connection  with  Change  in Control. If, other than during the period commencing on a Change in Control (as defined below) and ending on the twelve (12) month anniversary of such Change in Control, inclusive, EXECUTIVE experiences a Separation as a result of (i) EXECUTIVE’s resignation from Employment for Good Reason (as defined below)

or (ii) the COMPANY’s termination of EXECUTIVE’s Employment for any reason other than (A) Cause (as defined below), (B) death or (C) Disability (as defined below) (the Separation as a result of (i) or (ii) shall be known as an “Involuntary Termination”), then, in addition to the amounts payable in accordance with Section 6(b), the COMPANY shall pay EXECUTIVE severance pay equal to (i) EXECUTIVE’s Base Salary for a six (6) month period (the “Severance Period”); plus (ii) a pro-rata Incentive Bonus in respect of the fiscal year including the date of the Involuntary Termination (based on actual performance for the year, but pro-rated based on the number of days EXECUTIVE were employed with the COMPANY during the year relative to 365 days), which will be payable to EXECUTIVE at the same time that the COMPANY normally pays its bonuses to other employees; (iii) EXECUTIVE shall retain all vested Equity awards (in the event that EXECUTIVE has not worked for the COMPANY for six months, all shares that would have vested within six months of the Start Date  of EXECUTIVES employment shall vest; plus (iv) the health care premium for EXECUTIVE and EXECUTIVE’s dependents under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for a period equal in length to the Severance Period, commencing on the first date on which EXECUTIVE and EXECUTIVE’s dependents lose health care coverage under the COMPANY’s health plans as a result of EXECUTIVE’s Involuntary Termination, provided that EXECUTIVE and EXECUTIVE’s dependents are eligible for COBRA with respect to the COMPANY’s health plans and timely elect COBRA. The payment of such monthly COBRA premiums will be taxable to the extent required to avoid adverse consequences to EXECUTIVE or the COMPANY under either Section 105(h) of the Code or the Patient Protection and Affordable Care Act of 2010. EXECUTIVE’s Base Salary shall be paid at the rate in effect at the time of  EXECUTIVE’s Involuntary Termination (ignoring any reduction in Base Salary that resulted in a resignation for Good Reason) in accordance with the COMPANY’s standard payroll procedures on the COMPANY’s payroll dates for a period equal in length to the Severance Period, commencing on the COMPANY’s first regular payroll date following the last day of the Deadline, and shall be subject to all applicable withholdings; provided that the first payment shall include all amounts that would have been paid had payment commenced on the first payroll date following EXECUTIVE’s termination of Employment.

c.    Severance Pay in Connection with Change in Control. If, during the period commencing on a Change In Control and ending on the twelve (12) month anniversary of such Change in Control, EXECUTIVE experiences an Involuntary Termination/Separation, inclusive, then, in lieu of the amounts payable in accordance with Section 7(b), the COMPANY shall instead pay EXECUTIVE severance pay equal to (i) EXECUTIVE’s Base Salary for a twelve (12)-month period (the “CIC Severance Period”) plus (ii) an amount equal to one (1) year of the average of EXECUTIVE’s annual Incentive Bonus paid to EXECUTIVE with respect to the two (2) years immediately preceding the year in which EXECUTIVE’s Involuntary Termination occurs plus (iii) the health care premium for EXECUTIVE and EXECUTIVE’S dependents under COBRA for a period equal to the Change in Control Severance Period commencing on the first date of which EXECUTIVE and EXECUTIVE’S dependents lose health care coverage under the COMPANY’S HEALTH plans as result of EXECUTIVE’s Involuntary Termination, provided that EXECUTIVE and EXECUTIVE’s dependents are eligible for COBRA with respect to the COMPANY's health plans and timely elect COBRA plus (iv) vesting acceleration with respect to EXECUTIVE’s shares of the COMPANY’s Common Stock, options to purchase shares of the COMPANY’s Common Stock and any other COMPANY equity that have been granted to EXECUTIVE by the COMPANY (collectively, the “COMPANY Equity”), such that EXECUTIVE shall become vested in one hundred percent (100%) of the COMPANY Equity that is un-vested as of the date of EXECUTIVE’s Involuntary Termination. The payment of such monthly COBRA premiums will be taxable to the extent required to avoid adverse consequences to EXECUTIVE or the COMPANY under either Section 105(h) of the Code or the Patient Protection and Affordable Care Act of 2010. EXECUTIVE’s Base Salary shall be paid at the rate in effect at the time of the termination of EXECUTIVE’s Employment (ignoring any reduction in Base Salary that resulted in a resignation for Good Reason). The severance pay set forth in this Section 7(c), collectively the Base Salary in (i) and the bonus in (ii), shall be aggregated for  a total cash severance amount, which shall be paid in substantially equal installments in accordance with the COMPANY’s standard payroll procedures on the COMPANY’s payroll dates for a period equal in length to the CIC Severance Period, commencing on the COMPANY’s first regular payroll date following the last day of the Deadline, and shall be subject to all applicable withholdings; provided that the first payment shall include all amounts that would have been paid had payment commenced on the first payroll date following EXECUTIVE’s termination of Employment. For the avoidance of doubt, upon an Involuntary Termination, EXECUTIVE shall be eligible to receive the severance pay and benefits set forth in this Section 7(c) or Section 7(b) above, but not both.

d.    This Section 7, including (without limitation) the severance pay and benefits set forth in Section 7(b.) and Section 7(c.), shall be in effect for four (4) years from the Start Date. Following such four (4)-year term or each year, the CEO, the Board, or the Compensation Committee, each in its sole discretion, shall determine whether to extend EXECUTIVE severance pay and benefits according to terms and conditions to be determined at such time and which shall be the same generally available to similarly situated employees of the COMPANY.

e.    Internal Revenue Code Section 409A. For purposes of Internal Revenue Code Section 409A, the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), each payment that is paid pursuant to this Agreement is hereby designated as a separate payment. The parties intend that all payments made or to be made under this Agreement comply with, or are exempt from, the requirements of Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be so exempt. Notwithstanding anything stated herein to the contrary, the severance pay provided in connection with EXECUTIVE’s Involuntary Termination under this Section 4 is intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) and to the extent it is exempt pursuant to such section it shall in any event be paid no later than the last day of EXECUTIVE’s second taxable year following the taxable year in which EXECUTIVE’s Involuntary Termination has occurred; provided that, to the extent that such severance and any other payments paid to EXECUTIVE in connection with EXECUTIVE’s Involuntary Termination does not qualify or otherwise exceeds the limit set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) or any similar limit promulgated by the Treasury or the IRS, the portion of the severance pay that does not qualify or otherwise exceeds such limit, as determined by the COMPANY in its sole discretion, shall be paid by no later than the fifteenth (15th) day of the third (3rd) month following the end of EXECUTIVE’s first tax year in which EXECUTIVE’s  Involuntary Termination occurs, or, if later, the fifteenth (15th) day of the third (3rd) month following the end of the COMPANY’s first tax year in which EXECUTIVE’s Involuntary Termination occurs, as provided in Treasury Regulation Section 1.409A-1(b)(4).

To the extent that any COBRA payment premiums set forth in Section 7(b) or 7(c) above or any other reimbursements or in-kind benefits under this Agreement or otherwise are not exempt from Section 409A, then (i) the benefits provided during any calendar year may not affect the benefits to be provided in any other calendar year; (ii) any payment of COBRA premiums or such other reimbursements or in-kind benefits shall be made on or before the earlier of the last day of the calendar year following the calendar year in which such expense was incurred and the end of the second calendar year following the year of the Involuntary Termination; and (iii) the right to such benefits shall not be subject to liquidation or exchange for another benefit.

Notwithstanding the above, if any of the severance pay provided in connection with EXECUTIVE’s Involuntary Termination does not qualify for any reason to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b}(9)(iii) or Treasury Regulation Section 1.409A-1(b)(4) or any other applicable exemption and EXECUTIVE are deemed by the COMPANY at the time of EXECUTIVE’s Involuntary Termination to be a “specified employee,”  as defined in Treasury Regulation Section 1.409A-1(i), each such severance payment shall not be made or commence until the date which is the first (1st} business day of the seventh (7th) month after EXECUTIVE’s Involuntary Termination and the installments that otherwise would have been paid during the first six (6) months after EXECUTIVE’s Involuntary Termination shall be paid in a lump sum on the first (1st) business day of the seventh (7th) month after EXECUTIVE’s Involuntary Termination, with any remaining severance pay to be paid in accordance with the schedule set forth in Section 7(b) or 7(c) above, as applicable. Such deferral shall only be affected to the extent required to avoid adverse tax treatment to EXECUTIVE, including (without limitation} the additional twenty percent (20%) federal tax for which EXECUTIVE would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral.

f.    Definition of “Change  in  Control.”  For all  purposes under this Agreement, “Change in Control” shall mean: (i) the consummation of a merger or consolidation of the COMPANY or any other corporate reorganization or business combination transaction of the COMPANY with or into another corporation, entity or person ; (ii) the sale, transfer or other disposition of all or substantially all of the COMPANY’s assets; or (iii) any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act")}, directly or indirectly, of securities of the COMPANY representing at least fifty percent (50%) of the total voting power represented by the COMPANY’s then outstanding voting securities. For purposes of this Subsection (iv), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the COMPANY or of a parent or subsidiary and (ii) a corporation owned directly or indirectly by the stockholders of the COMPANY in substantially the same proportions as their ownership of the common stock of the COMPANY. A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the COMPANY’s incorporation or to create a holding COMPANY that shall be owned in substantially the same proportions by the persons who held the COMPANY’s securities immediately before such transaction.

g.    Definition of “Cause.”  For all purposes  under  this Agreement, “Cause” shall mean:

i.

Any material breach by EXECUTIVE of this Agreement, the Confidentiality Agreement (as defined below), the Equity Documentation or any other written agreement between EXECUTIVE and the COMPANY, which breach to the extent deemed curable by the Board is not cured within fifteen (15) business days after written notice thereof from the COMPANY;

ii.

Any material failure by EXECUTIVE to comply with the COMPANY’s written policies or rules, including (without limitation) the COMPANY’s ethics or insider trading policies, as they may be in effect from time to time during EXECUTIVE’s Employment, which breach to the extent deemed curable by the Board is not cured within ten (10) business days after written notice thereof from the COMPANY;

iii.

EXECUTIVE’s repeated failure to follow reasonable and lawful instructions from the Board, which failure is not cured (if curable) within fifteen (15) business days after written notice thereof from the COMPANY;

iv.

Commission, conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State by EXECUTIVE if such felony is work-related, impairs EXECUTIVE’s ability to perform services for the COMPANY in accordance with this Agreement, or results in a loss to the COMPANY or damage to the reputation of the COMPANY;

v.	EXECUTIVE’s misappropriation of funds or property of the COMPANY;

vi.	Gross neglect of EXECUTIVE’s duties which neglect is not cured (if curable) within fifteen (15) business days after written notice thereof from the COMPANY;
vii.	EXECUTIVE’s act of omission that results directly or indirectly in material financial accounting improprieties for the COMPANY;

viii.EXECUTIVE’sfailuretocooperatewithagovernment investigation; or

ix.	Any gross or willful misconduct by EXECUTIVE resulting in a loss to the COMPANY or damage to the reputation of the COMPANY.
x.

EXECUTIVE shall not be entitled to serial or multiple opportunities to cure. Should EXECUTIVE receive notice of a duty to cure, and EXECUTIVE successfully cures the issue in a timely manner, any further instances of Cause shall be subject to immediate termination without any opportunity to cure.

h.    Definition of “Good Reason.” For all purposes under this Agreement, “Good Reason” shall mean that EXECUTIVE resign within sixty (60) days after one of the following conditions has come into existence without EXECUTIVE’s written consent:

i.	A material diminution in EXECUTIVE’s authority, duties, title, or responsibilities;
ii.

A material reduction of EXECUTIVE’s annual Base Salary; provided, however, that prior to a Charge in Control, it shall not be Good Reason if there is a corresponding reduction in the base salaries of all other EXECUTIVE officers of the COMPANY; or

iii.

A material change in the geographic location at which EXECUTIVE must perform services (a change in location of EXECUTIVE’s office will be considered material only if it increases EXECUTIVE’s current one-way commute by more than fifty (50) miles).

iv.

A condition shall not be considered “Good Reason” unless EXECUTIVE gives the COMPANY written notice of the condition within thirty (30) days after the condition comes into existence and the COMPANY fails to remedy the condition within thirty (30) days after receiving EXECUTIVE’s written notice.

i.Definition of “Disability.” For all purposes under this Agreement, “Disability” shall mean that EXECUTIVE is unable to perform the essential functions of EXECUTIVE’s position, with or without reasonable accommodation, for a period of at least one hundred twenty (120) consecutive days because of a physical or mental impairment.

j.Definition of “Separation.” For all purposes under this Agreement, “Separation” shall mean an “involuntary separation from service” such as a termination of employment without “Cause,” resignation for “Good Reason,” a “Change in Control” and as defined in the regulations under Section 409A.

8.Covenant of Confidentiality. All documents, records, files, manuals, forms, materials, supplies, computer programs, trade secrets and other information which comes into EXECUTIVE's possession from time to time during EXECUTIVE’s employment by COMPANY and/or any of COMPANY's subsidiaries or affiliates, shall be deemed to be confidential and proprietary to COMPANY and shall remain the sole and exclusive property of COMPANY. EXECUTIVE acknowledges that all such confidential and proprietary information is confidential and proprietary and not readily available to COMPANY’s business competitors. On the effective date of the termination of the employment relationship or at such other date as specified by COMPANY, EXECUTIVE agrees that he will return to COMPANY all such confidential and proprietary items (including, but not limited to, COMPANY marketing material, business cards, keys, etc.) in his control or possession, and all copies thereof, and that he will not remove any such items from the offices of COMPANY. The Parties understand and agree that the term Confidential as used herein is intended to be broader than its meaning under the common law and/or statute.

9.Covenant of Non-Disclosure. Without the prior written approval of COMPANY, EXECUTIVE shall keep confidential and not disclose or otherwise make use of any of the confidential or proprietary information or trade secrets referred to in Section 8 nor reveal the same to any third party whomsoever, except as required by law.

10.Covenant of Non-Solicitation. During the Term of this Agreement and for a period of one (1) year following the effective date of termination, EXECUTIVE, either on EXECUTIVE's own account or for any person, firm, COMPANY or other entity, shall not solicit, interfere with or induce, or attempt to induce, any EXECUTIVE of COMPANY, or any of its subsidiaries or affiliates to leave their employment or to breach their employment agreement, if any, with COMPANY.

11.Rights to Inventions.

a.    Inventions Defined. “Inventions” means discoveries, concepts, and ideas, whether patentable or not, relating to any present or contemplated activity of COMPANY, including without limitation devices, processes, methods, formulae, techniques, and any improvements to the foregoing.

b.Application. This Section 11 shall apply to all Inventions made or conceived by EXECUTIVE, whether or not during the hours of his employment or with the use of COMPANY facilities, materials, or personnel, either solely or jointly with others, during the Term of his employment by COMPANY and for a period of one (1) year after any termination of such employment. This Section 11 does not apply to any invention disclosed in writing to COMPANY by EXECUTIVE prior to the execution of this Agreement.

c.Assignment.EXECUTIVE hereby assigns and agrees to assign to COMPANY all of his rights to Inventions and to all proprietary rights therein, based thereon or related thereto, including without limitation applications for United States and foreign letters patent and resulting letters patent.

d.Reports. EXECUTIVE shall inform COMPANY promptly and fully of each Invention by a written report, setting forth in detail the structures, procedures, and methodology employed, and the results achieved (“Notice of Invention”). A report shall also be submitted by EXECUTIVE upon completion of any study or research project undertaken on COMPANY’s behalf, whether or not in EXECUTIVE's opinion a given study or project has resulted in an Invention.

e.Patents.AtCOMPANY'srequestandexpense, EXECUTIVE shall execute such documents and provide such assistance as may be deemed necessary by COMPANY to apply for, defend or enforce any United States and foreign letters patent based on or related to such Inventions.

12.Remedies. Notwithstanding any other provision in this Agreement to the contrary, EXECUTIVE acknowledges and agrees that if EXECUTIVE commits a material breach of the Covenant of Confidentiality (Section 8), Covenant of Non-Disclosure (Section 9), Covenant of Non-Solicitation (Section 9), Covenant of Cooperation (Section 10), Covenant Against Competition (Section 10), or Rights to Inventions (Section 11), COMPANY shall have the right to have the obligations of EXECUTIVE specifically enforced by any court having jurisdiction on the grounds that any such breach will cause irreparable injury to COMPANY and money damages will not provide an adequate remedy. Such equitable remedies shall be in addition to any other remedies at law or equity, all of which remedies shall be cumulative and not exclusive. EXECUTIVE further acknowledges and agrees that the obligations contained in Sections 8 through 12, of this Agreement are fair, do not unreasonably restrict EXECUTIVE’s future employment and business opportunities, and are commensurate with the compensation arrangements set out in this Agreement.

13.Survivability.Sections 8 through 12, of this Agreement shall survive termination of the employment relationship and this Agreement.

14.General Provisions.

a.Authorization.COMPANYandEXECUTIVEeach represent and warrant to the other that he has the authority, power and right to deliver, execute and fully perform the terms of this Agreement.

b.No Conflicting Obligations. EXECUTIVE represents and warrants to that EXECUTIVE is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with EXECUTIVE’s obligations under this Agreement provided that EXECUTIVE has discharged EXECUTIVE’s legal obligations under all past and present work engagements, contracts, and guarantees including any non-compete obligations or other restrictive covenants with any previous employer that relate in any matter whatsoever to the business of the COMPANY (collectively referred  to as “Prior Obligations”). In case of any breach of Prior Obligations, EXECUTIVE agrees to indemnify the COMPANY in respect of any loss or damage that the COMPANY may suffer directly or indirectly from EXECUTIVE’s breach of Prior Obligations.   In connection with EXECUTIVE’s Employment, EXECUTIVE shall not use or disclose any trade secrets or other proprietary information or intellectual property in which EXECUTIVE or any other person has any right, title or interest and EXECUTIVE’s Employment shall not infringe or violate the rights of any other person. EXECUTIVE will also be required to execute a Development and Confidentiality Agreement.

c.Indemnification.AsanOfficeroftheCompany, EXECUTIVE will be named and covered under Company’s Directors and Officers Insurance Policy for all acts, errors and omissions that occur the duration of EXECUTIVE’s employment. The Company shall also indemnify EXECUTIVE for all acts, errors, and omissions as it does with all other Directors and Officers and as permitted under the laws of the State of Arizona.

d.EntireAgreement.EXECUTIVEunderstandsand acknowledges that this document constitutes the entire agreement between EXECUTIVE and COMPANY with regard to EXECUTIVE’s employment by COMPANY and EXECUTIVE's post-employment activities concerning COMPANY. This Agreement supersedes any and all other written and oral agreements between the parties with respect to the subject matter hereof. Any and all prior agreements, promises, negotiations, or representations, either written or oral, relating to the subject matter of this Agreement not expressly set forth in this Agreement are of no force and effect. This Agreement may be altered, amended, or modified only in writing signed by all of the parties hereto. Any oral representations or modifications concerning this instrument shall be of no force and effect. The Parties recognize that EXECUTIVE may be required to sign separate agreements to effectuate the terms of Paragraphs 8-12.

e.Severability. If any term, provision, covenant, or condition of this Agreement is held by a court or other tribunal of competent jurisdiction to be invalid, void, or unenforceable, the remainder of such provisions and all of the remaining provisions hereof shall remain in full force and effect to the fullest extent permitted by law and shall in no way be affected, impaired, or invalidated as a result of such decision and a court is permitted to reform the Agreement as necessary to ensure its enforceability.

f.Governing Law. Except to the extent that federal law may Preempt Arizona law, this Agreement and the rights and obligations hereunder shall be governed, construed and enforced in accordance with the laws of the State of Arizona without regard to its choice of laws.

g.Taxes. All compensation payable hereunder is gross and shall be subject to such withholding taxes and other taxes as may be provided by law. EXECUTIVE shall be responsible for the payment of all taxes attributable to the compensation provided by this Agreement except for those taxes required by law to be paid or withheld by COMPANY.

h.Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of COMPANY. EXECUTIVE may not sell, transfer, assign, or pledge any of his rights or interests pursuant to this Agreement. This Agreement and all of EXECUTIVE’s rights hereunder shall inure to the benefit of, and be enforceable by, EXECUTIVE’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

i.Waiver. Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party thereafter from enforcing such provision or provisions and each and every other provision of this Agreement.

j.Captions. Titles, cross-references and headings to sections in this Agreement are for the purpose of reference only and shall in no way limit, define, or otherwise affect any provisions contained therein.

k.AuthorizationtoUndertakeBackgroundScreen. EMPLOYEE voluntarily consents and authorizes the COMPANY (including any of its officers, employees or agents) to check EMPLOYEE’s references by contacting any person or entity whom they deem to be an appropriate reference. EMPLOYEE also authorizes the disclosure of information concerning his employment history, earnings history, education, credit history, credit capacity and standing, driving record history and standing, criminal records check and conviction history, pre-employment drug test results, and all other information deemed pertinent by the consumer reporting agency to the agency by the following: past or present employers, learning institutions, including colleges and universities; law enforcement agencies; federal, state and local courts; the military; credit bureaus; and motor vehicle records agencies. EMPLOYEE voluntarily releases the COMPANY from all liability for damages or claims – which may arise or result from any reference information gathered pursuant to this authorization.

15.Acknowledgement. EXECUTIVE acknowledges that he has been given a reasonable period of time to study this Agreement before signing it. EXECUTIVE certifies that he has fully read, has received an explanation of, and completely understands the terms, nature, and effect of this Agreement. EXECUTIVE further acknowledges that he is executing this Agreement freely, knowingly, and voluntarily and that EXECUTIVE's execution of this Agreement is not the result of any fraud, duress, mistake, or undue influence whatsoever. In executing this Agreement, EXECUTIVE does not rely on any inducements, promises, or representations by COMPANY other than the terms and conditions of this Agreement.

16.EffectiveOnly   UponExecutionby   AuthorizedOfficerof COMPANY. This Agreement shall have no force or effect and shall be unenforceable in its entirety until it is executed by a duly authorized officer of COMPANY and such executed Agreement is delivered to EXECUTIVE. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have read, understood, and voluntarily executed this Agreement as of the day and year first above written.

EXECUTIVE		COMPANY
/s/ Christian Palmer	By:	/s/ Joseph Chen
Christian Palmer		Joseph Chen
Chief Executive Officer